Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-15

DYNEGY HOLDINGS INC.

PRICES $750 MILLION OF SENIOR UNSECURED NOTES

HOUSTON (March 29, 2006)—Dynegy Inc. (NYSE: DYN) and its wholly-owned subsidiary, Dynegy Holdings Inc. (“DHI”), today announced that DHI has priced $750 million of Senior Unsecured Notes due 2016. The annual interest rate on the notes will be 8.375%.

DHI will use the net proceeds of the offering, together with cash-on-hand, to consummate its previously announced cash tender offer and consent solicitation for all $225 million of its outstanding Second Priority Senior Secured Floating Rate Notes due 2008, all $625 million of its outstanding 9.875% Second Priority Senior Secured Notes due 2010 and all $900 million of its outstanding 10.125% Second Priority Senior Secured Notes due 2013 (together, the “Second Priority Notes”). The offering of the notes, which is expected to close on or about April 12, 2006, is conditioned, among other things, upon DHI’s acceptance for purchase in the tender offer and consent solicitation of at least two-thirds of the outstanding aggregate principal amount of each series of the Second Priority Notes.

The notes will be offered and sold within the United States only to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933 and outside the United States in compliance with Regulation S under the Securities Act. The notes will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

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DYNEGY HOLDINGS INC.	NR05-15
PRICES $750 MILLION OF SENIOR UNSECURED NOTES
2-2-2-2-2

This announcement is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the proposed transaction described above will be consummated on the terms Dynegy currently contemplates, if at all, or that the notes tendered in the tender offer and consent solicitation described above will be accepted for purchase. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on the SEC’s web site at http://www.sec.gov.

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